UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 30, 2017

Patriot National, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36804	46-4151376
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

401 East Las Olas Boulevard, Suite 1650

Fort Lauderdale, Florida

(Address of Principal Executive Offices)

(954) 670-2900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 31, 2017, the lenders under the Financing Agreement, dated November 9, 2016, by and among Patriot National, Inc. (the “Company”), Cerberus Business Finance, LLC, as collateral agent and as administrative agent, and the other lenders party thereto (the “Credit Agreement”), consented to extending the time by which the Company must deliver its audited financial statements to the lenders from March 31, 2017 to May 1, 2017.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 3, 2017, the Company received a written notice from NYSE Regulation, stating that the Company is not in compliance with the NYSE’s continuing listing criteria under Section 802.01E of the NYSE Listed Company Manual because it had not timely filed its annual report on Form 10-K for the year ended December 31, 2016. Under Section 802.01E, the NYSE will monitor the status of the Company’s late filing and related public disclosures for up to a six-month period. If the Company does not file its annual report and all other periodic reports with subsequent due dates within six months from the filing due date of the late report, the NYSE may, in its sole discretion, allow the Company’s securities to remain listed for up to an additional six months depending on the specific circumstances, as outlined in the rule. If the NYSE determines that an additional six-month trading period is not appropriate, suspension and delisting procedures will commence pursuant to Section 804.00 of the Listed Company Manual. If the NYSE determines that an additional trading period of up to six months is appropriate and the Company fails to file its Form 10-K and Form 10-Q filings by the end of that period, suspension and delisting procedures will generally commence. Regardless of the procedures described above, the NYSE may commence delisting proceedings at any time during the period that is available to complete the filing(s), if circumstances warrant.

The Company plans to file its 2016 Form 10-K as promptly as practicable after it finalizes the Form 10-K with its independent auditor and the Audit Committee completes its internal review regarding certain accounting matters related to transactions between the Company and Hospitality Supportive Systems, LLC, Selective Risk Management and Carman Corporation, and their affiliates which, as previously reported, the Company entered into during calendar year 2015, and the Company’s independent auditor assesses the Audit Committee’s findings.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; compensatory Arrangements of Certain Officers.

On March 30, 2017, the Company received a written consent signed by Steven M. Mariano, Steven Mariano Trust, Guarantee Insurance Company, Blue Ridge Insurance Company, LLC and Guarantee Insurance Group, Inc., which collectively hold of record at least a majority in voting power of all outstanding shares of the Company, removing Quentin P. Smith and Charles H. Walsh from the Board of Directors of the Company, effective immediately.

Item 7.01.	Regulation FD Disclosure.

On April 3, 2017, the Company issued a press release announcing a delay in filing its Annual Report on Form 10-K for the year ended December 31, 2016. The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On April 4, 2017, the Company issued a press release announcing the Global HR disposition. The press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events.

Global HR Disposition

On April 3, 2017, the Company’s wholly-owned subsidiary, Global HR Research, Inc. (“Global HR”), entered into an Asset Purchase Agreement (the “Agreement”) with Global Radar Acquisition LLC (“Global Radar”). Pursuant to the Agreement, Global Radar purchased from Global HR substantially all of the assets (other than excluded assets) and assumed certain specified liabilities (other than excluded liabilities) of Global HR’s business. Global HR’s business includes pre-hire services, including background screening, criminal background checks, references, employment and educational verification, drug testing and on-boarding and assessment solutions. As a result of this disposition, the Company will no longer offer such services.

The purchase price for the sale of Global HR is up to $30 million, plus the assumption of certain liabilities. Specifically, $20.0 million was paid to Global HR in cash at closing, and $5.0 million will be deposited into escrow within 180 days of closing for possible further purchase price and working capital adjustments, satisfaction of certain post-closing conditions and any indemnification claims. In addition, Global HR may receive an earnout payment of up to an additional $5.0 million, payable no later than June 30, 2019, if certain EBITDA thresholds are met in 2017 and 2018. Prior to the disposition, the Company had no relationship with Global Radar or its affiliates.

Credit Agreement

During the first quarter of 2017, the Company paid down approximately $36.0 million principal of the Term Loan under its Credit Agreement, $20.0 million of which was attributable to the sale of Global HR.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

No.	Description

99.1	Press Release dated April 3, 2017.

99.2	Press Release dated April 4, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT NATIONAL, INC.

By:	/s/ Thomas Shields
Name:	Thomas Shields
Title:	Executive Vice President,
Chief Financial Officer and Treasurer

Date: April 4, 2017

EXHIBIT INDEX

No.	Description

99.1	Press Release dated April 3, 2017.

99.2	Press Release dated April 4, 2017.